Exhibit 99.1

Contact:	Jennifer Medley	FOR IMMEDIATE RELEASE
Exelon Corporate Communications 312-394-7189

Chaka Patterson Exelon Investor Relations 312-394-7234

Exelon Executive Vice President John Young Named CEO at

Texas Utility Holding Company

CHICAGO (Jan. 8, 2008)— Exelon today announced that Executive Vice President and CFO John F. Young, 51, has resigned his positions at Exelon, effective immediately, to become CEO of Energy Future Holdings. Formerly named TXU Corp., Energy Future Holdings is a Dallas-based energy holding company.

“John has played a critical role in helping Exelon deliver increasing value to our shareholders and customers,” said John W. Rowe, chairman, president and CEO of Exelon. “Though we are sorry to lose him, we congratulate John and wish him the very best. His drive and discipline will serve Energy Future Holdings well.”

“Exelon has been an exciting place to work, and I am grateful for the opportunity John Rowe and the board of directors have given me. I am especially proud of the performance record we built,” said Young.

Young joined Exelon Power in March 2003 as chief operating officer and was named its president in May 2003. In July 2004, he was appointed president of Exelon Generation, with responsibility for Exelon’s Nuclear, Power and Power Team businesses. He was named executive vice president of finance and markets in March 2005 and appointed CFO in December 2005, with responsibility for Exelon’s financial organization and Power Team. Prior to joining Exelon, Young worked for Sierra Pacific Resources; Southern Company; and Southern’s operating units, Southern Generation and Gulf Power.

Exelon expects to announce a new CFO after its board of directors meets in late January.

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Exelon Corporation is one of the nation’s largest electric utilities with more than $15 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and Pennsylvania and natural gas to approximately 480,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.